Dresser, Inc. 15455 Dallas Parkway, Suite 1100 - Addison, Texas 75001 - phone 972/361-9933 - fax 972/361.9929

DRESSER ANNOUNCES POTENTIAL DELAY OF 10-K FILING

Company also sets 2004 earnings release date

DALLAS, TX (March 8, 2005)--Dresser, Inc. today announced that it is further reviewing $10.0 million in previously reported adjustments in the fourth quarter of 2003, in connection with the planned initial public offering of its common stock. The purpose of the review is to determine the effect, if any, of those adjustments on prior quarters in 2003 and in previous fiscal years.

The Company reported in its 2003 Annual Report on Form 10-K significant adjustments in the fourth quarter of 2003, resulting in a $10.0 million decrease to pre-tax income and a $2.4 million decrease to income tax expense. The adjustments were comprised primarily of non-cash asset write-offs, the majority of which were for excess and obsolete inventory and the initial recognition of certain foreign pension liabilities from prior years. The Company concluded at the time that the quarters to which the adjustments applied were indeterminate or, where the effect of the adjustments on prior quarters was determinable, were not significant to the Company as a whole or within any segment in any particular quarter. After the Company conducts further review, it will assess whether a restatement is required for previously filed financial statements.

The Company's priority is to complete the review as quickly as possible. However, until the review is completed, the Company will not be able to finalize the financial statements and related information necessary for the filing of its 2004 Annual Report on Form 10-K with the Securities and Exchange Commission and this will likely affect the Company's ability to file its 2004 Annual Report on Form 10-K by March 31, 2005. Completion of the review will also likely affect the Company's ability to timely provide 2004 audited financial statements to its lenders under the Company's senior secured credit facility and senior unsecured term loan and to the holders of its 9 3/8% Senior Subordinated Notes.

The Company intends to seek a waiver and extension from the lenders under its senior secured credit facility and the lenders under its senior unsecured term loan of its financial statements delivery requirement. The Company is separately asking the lenders under its senior secured credit facility to amend certain of its financial covenants in the senior secured credit facility. These requested covenant changes are unrelated to the Company's potential filing delay. The Company anticipates it will be successful in obtaining the necessary waivers and consents from its senior lenders.

Earnings Release Date and Conference Call Set

The Company also announced today that it plans to release unaudited financial results for the year ended December 31, 2004 on March 30, 2005.

The Company will hold a conference call Thursday, March 31, 2005 at 11 a.m. Eastern Time, 10 a.m. Central Time. Following the brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-218-0713 (international dial 1-303-262-2130), ten minutes before the conference call begins and ask for the Dresser conference.

There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from http://www.dresser.com/ir at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be "listen only" and will not have the capability to take part in the Q&A session.

A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.dresser.com/ir, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through April 7, 2005 and may be accessed by dialing 1-800-405-2236 (international dial 1-303-590-3000), then enter passcode 11026224#.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a comprehensive global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

Safe Harbor Statement:

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company's expectations regarding any changes to the Company's financial statements and the Company's ability to obtain lender consents. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the Company's control. Factors that could affect the Company's forward-looking statements may include, among other things: changes to the Company's 2002, 2003 and 2004 financial statements; unexpected effects from any potential restatement of the Company's 2004 financial position, results of operations or liquidity; and negative reactions to the delay caused by any potential restatement or by the requested waivers and consents from the Company's senior lenders. In addition, see the "Risk Factors" disclosure in the Company's most recent annual and quarterly reports on Form 10-K and Form 10-Q, respectively.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's financial statements. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

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COMPANY CONTACT:

Don King

Investor Relations

(972) 361-9933

Don.King@dresser.com